                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the Registration Statements of Savoir Technology Group, Inc. on Form S-8 (File Nos. 033-64279, 333-30825 and 333-08989) and Form S-3 (File No. 333-46049) of our reports dated January 30, 1998, except for the matters discussed in Note 14 for which the date is February 17, 1998, on our audits of the consolidated financial statements and financial statement schedule of Savoir Technology Group, Inc. and subsidiaries as of December 31, 1997, and 1996, and for each of the three years in the period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
March 13, 1998